EXECUTION VERSION

Sterling Holdco, Inc.

NONQUALIFIED STOCK OPTION AGREEMENT

This NONQUALIFIED STOCK OPTION AGREEMENT (the “Agreement”), dated as of February 9, 2012, is entered into by and between Sterling Holdco, Inc., a Delaware corporation (the “Company”), and «First_Name» «Last_Name» (the “Participant”), pursuant to the Sterling Holdco, Inc. Stock Incentive Plan, as in effect and as amended from time to time (the “Plan”). Capitalized terms that are not defined herein shall have the meanings given to such terms in the Plan.

WHEREAS, the Company desires to grant options to purchase shares of its common stock, par value $0.01 per share (the “Common Stock”) to certain key employees and nonemployee directors of the Company;

WHEREAS, the Company has adopted the Plan in order to effect such grants; and

WHEREAS, the Participant is a key employee or nonemployee director as contemplated by the Plan, and the Committee has determined that it is in the interest of the Company to grant these options to the Participant.

NOW, THEREFORE, in consideration of the premises and subject to the terms and conditions set forth herein and in the Plan, the parties hereto agree as follows:

1.           Confirmation of Grant, Option Price.

(a)         Confirmation of Grant. The Company hereby evidences and confirms the grant to the Participant, effective as of the date hereof (the “Grant Date”), of:

(i)         options to purchase from the Company «Time» shares of Common Stock, which shall become exercisable, if at all, as provided in Section 2(a) (the “Service Options”); and

(ii)         options to purchase from the Company «Performance» shares of Common Stock, which shall become exercisable, if at all, as provided in Section 2(b) (the “Performance Options”).

(b)         Option Price. The Options shall have an option price of $1,000 per share (the “Option Price”), which is the Fair Market Value per share of the Common Stock on the Grant Date.

(c)         Options Subject to Plan. The Options granted pursuant to this Agreement are subject in all respects to the Plan, all of the terms of which are made a part of and incorporated into this Agreement. By signing this Agreement, the Participant acknowledges that he or she has been provided a copy of the Plan and has had the opportunity to review such Plan.

(d)         Character of Options. The Options granted hereunder are not intended to be “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

2.           Exercisability.

(a)         Service Options. The Service Options shall become exercisable in five equal installments on each of the first five anniversaries of July 20, 2011, subject to the Participant’s continuous employment or service with the Company or a Subsidiary from the Grant Date to such anniversary.

(b)         Performance Options.

(i)         Vesting. The Performance Options shall become exercisable, if at all, based on the Providence Entities’ return on their investment as follows: (i) if the Aggregate Proceeds, when converted into a return per share of Common Stock, are equal to $2,500 per share (the “Aggregate Floor Value”), 50% of the Performance Options shall become exercisable; and (ii) if the Aggregate Proceeds, when converted into a return per share of Common Stock, are equal to or greater than $3,000 per share (the “Aggregate Maximum Value”), 100% of the Performance Options shall become exercisable. The determination of whether any Performance Options shall have become exercisable shall be made as of the occurrence of an Exit Event and shall include all cash sales proceeds for, or cash dividends or other distributions on, the Common Stock received by the Providence Entities prior to and in connection with the Exit Event.

(ii)         Termination of Options. In the event that any portion of the Performance Options do not become exercisable pursuant to this Section 2(b) upon the occurrence of an Exit Event, such portion of such Performance Options shall automatically be cancelled without payment therefor.

(c)         No Other Accelerated Vesting. The vesting and exercisability provisions set forth in this Section 2 or in Section 5, or expressly set forth in the Plan, shall be the exclusive vesting and exercisability provisions applicable to the Options and shall supersede any other provisions relating to vesting and exercisability, unless such other such provision expressly refers to the Plan by name and this Agreement by name and date.

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(d)          Definitions. For purposes of this Agreement the following terms shall have the meanings set forth below:

(i)           The “Aggregate Proceeds” means the actual net cash proceeds received by the Providence Entities for the Common Stock (whether pursuant to a merger or consolidation, a sale of capital stock or all or substantially all of its assets, extraordinary dividend, or otherwise) beneficially owned by the Providence Entities. The conversion of the Aggregate Proceeds into a return per share of Common Stock shall be determined by the Committee. In the event that the Providence Entities hold shares of Common Stock purchased at more than one price, the return per share of Common Stock shall be calculated by reference to a weighted average.

(ii)          An “Exit Event” means a transaction or series of transactions (other than a Public Offering):

(I)          involving the sale, transfer, or other disposition for cash by the Providence Entities to one or more persons that are not, immediately prior to such sale, affiliates of the Providence Entities, of all or substantially all of the interests of the Company beneficially owned by the Providence Entities as of the date of such transaction; or

(II)         involving the sale, transfer, or other disposition for cash of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to one or more Persons that are not, immediately prior to such sale, transfer or other disposition, affiliates of the Providence Entities.

(d)          Normal Expiration Date. Unless the Options earlier terminate in accordance with Sections 2, 4, or 5, the Options shall terminate on the tenth anniversary of the Grant Date (the “Normal Expiration Date”). Once Options have become exercisable pursuant to this Section 2, such Options may be exercised, subject to the provisions hereof, at any time and from time to time until the Normal Expiration Date.

(e)         Calculations. All calculations required or contemplated by this Section 2 shall be made in the sole determination of the Committee in good faith and shall be final and binding on the Company and the Participant.

(f)         Board Discretion. Notwithstanding the foregoing, the Board may accelerate the exercisability of any Option, all Options, or any class of Options at any time and from time to time.

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3.           Method of Exercise and Payment.

All or part of the exercisable Options may be exercised by the Participant upon (a) the Participant’s written notice to the Company of exercise; (b) the Participant’s payment of the Option Price in full at the time of exercise (i) in cash or cash equivalents, (ii) following a Public Offering, in unencumbered shares of Common Stock owned by the Participant that have been owned by the Participant for at least such period as is required by applicable accounting standards to avoid a charge to earnings and that have an aggregate Fair Market Value on the date of exercise equal to such aggregate Option Price, (iii) in a combination of cash and such unencumbered shares of Common Stock, or (iv) in accordance with such procedures or in such other form as the Committee shall from time to time determine; and (c) if such Options are exercised prior to a Public Offering, the Participant’s execution of the Management Stockholders Agreement in order to become a party to such agreements with respect to the shares of Common Stock issuable upon the exercise of such Options. Notwithstanding clauses (a) and (b) in the preceding sentence, in the event of the termination of the Participant’s employment prior to a Public Offering (I) by the Company or a Subsidiary without Cause (including a termination by the Participant that is treated as a termination without Cause if so provided in an employment agreement to which the Participant is a party), (II) by reason of the Participant’s death, or (III) by reason of the Participant’s Disability, then in lieu of being required to exercise the Options and pay the Option exercise price in full at the time of exercise as aforesaid, the Participant may direct the Company to cancel all or a portion of the Options (to the extent then exercisable), and, in consideration of such cancellation, the Company shall (A) retain (i.e., not issue) a number of shares of Common Stock (the “Unissued Option Shares”) that have an aggregate Fair Market Value as of the date of cancellation equal to (x) the aggregate Option exercise price of the portion of the Options so cancelled and (y) related withholding taxes (and the Participant shall thereupon be deemed to have satisfied his or her obligations under Section 6), and (B) issue to the Participant a number of shares of Common Stock equal to the portion of the Options so cancelled minus the number of Unissued Option Shares; provided, however, that the exercise of the Options in this manner shall not be permitted if such manner of exercise would violate any financing instrument of the Company or any of its Subsidiaries. As soon as practicable after receipt of a written exercise notice and payment in full of the exercise price of any exercisable Options and, if applicable, receipt of evidence of the Participant’s execution of the Management Stockholders Agreement in accordance with this Section 3, but subject to Section 6 below, the Company shall deliver to the Participant a certificate or certificates representing the shares of Common Stock acquired upon the exercise thereof, registered in the name of the Participant; provided that if the Company in its sole discretion shall determine that under applicable securities laws any certificates issued under this Section 3 must bear a legend restricting the transfer of such Common Stock, such certificates shall bear the appropriate legend.

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4.            Termination of Employment or Service.

(a)          Termination of Employment or Service Due to Death or Disability. Unless otherwise determined by the Committee, in the event that the Participant’s employment or service with the Company or any Subsidiary terminates by reason of the Participant’s death or Disability (each a “Special Termination”), then all Options held by the Participant that are exercisable as of the date of such Special Termination may be exercised by the Participant or the Participant’s beneficiary as designated in accordance with Section 9.2 of the Plan, or if no such beneficiary is named, by the Participant’s estate, at any time prior to 12 months following the Participant’s termination of employment or the Normal Expiration Date of the Options, whichever period is shorter (unless earlier terminated pursuant to Section 5). Upon a Special Termination, any Options that are not then exercisable shall terminate and be cancelled immediately upon such termination of employment.

(b)         Termination for Cause. Unless otherwise determined by the Committee, in the event that the Participant’s employment or service with the Company or any Subsidiary is terminated for Cause, all Options held by the Participant, whether or not then exercisable, shall terminate and be cancelled immediately upon such termination of employment or service.

(c)          Other Termination of Employment or Service. Unless otherwise determined by the Committee, in the event that the Participant’s employment or service with the Company or any Subsidiary terminates for any reason other than (i) a Special Termination or (ii) for Cause, then any Options held by the Participant that are exercisable at the date of the Participant’s termination of employment or service shall be exercisable at any time up until the 60th day following the Participant’s termination of employment or service or the Normal Expiration Date of the Options, whichever period is shorter (unless earlier terminated pursuant to Section 5). Any Options held by the Participant that are not then exercisable shall terminate and be cancelled immediately upon such termination of employment or service.

(d)         Committee Discretion. Notwithstanding anything else contained herein to the contrary, the Committee may at any time extend the post-termination exercise period of all or any portion of the Options up to and including, but not beyond, the Normal Expiration Date of such Options.

5.           Change in Control.

(a)          Accelerated Vesting and Payment. Unless consented to by the Participant, in the event of a Change in Control, (i) each outstanding Service Option (regardless of whether such Service Options are at such time otherwise exercisable), and (ii) each outstanding Performance Option exercisable pursuant to Section 2(b) shall be cancelled in exchange for a payment in cash of an amount equal to the excess, if any, of the Change in Control Price over the Option Price. All other Options shall be automatically cancelled for no consideration.

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(b)          Limitation on Benefits. Notwithstanding anything contained in this Option agreement or the Plan to the contrary, (i) to the extent that any of the payments and benefits provided for under the Plan, this Agreement, or any other agreement or arrangement between the Company and the Participant (collectively, the “Payments”) would constitute a “parachute payment” within the meaning of Section 280G of the Code, the amount of such Payments shall be reduced to the amount that would result in no portion of the Payments being subject to the excise tax imposed pursuant to Section 4999 of the Code; and (ii) if and to the extent any Payments in respect of the Service Options would, absent application of this clause (ii), be an “excess parachute payment” within the meaning of Section 280G of the Code (and the regulations promulgated thereunder), such Service Options shall not accelerate in the event of a Change in Control (notwithstanding Section 5(a)), and shall be honored, assumed, or new rights substituted therefor by the new employer in such Change in Control. If Payments that would otherwise be reduced or eliminated, as the case may be, pursuant to the immediately preceding sentences would not be so reduced or eliminated, as the case may be, if the shareholder approval requirements of Section 280G(b)(5) of the Code are capable of being satisfied, the Company shall use its reasonable best efforts to cause such Payments to be submitted for such approval prior to the Change in Control giving rise to such Payments.

6.          Tax Withholding.

Subject to Section 3, whenever Common Stock is to be issued pursuant to the exercise of an Option or any cash payment is to be made hereunder, the Company or any Subsidiary shall have the power to withhold, or require the Participant to remit to the Company or such Subsidiary, an amount in cash sufficient to satisfy the statutory minimum federal, state, and local withholding tax requirements relating to such transaction.

7.          Nontransferability of Awards.

No Options granted hereby may be sold, transferred, pledged, assigned, encumbered, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution or, on such terms and conditions as the Committee shall establish, to a Permitted Transferee. All rights with respect to Options granted to the Participant hereunder shall be exercisable during his or her lifetime only by such Participant or, if permitted by the Committee, a Permitted Transferee. Following the Participant’s death, all rights with respect to Options that were exercisable at the time of the Participant’s death and have not terminated shall be exercised by his or her designated beneficiary, his or her estate or, if permitted by the Committee, a Permitted Transferee.

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8.          No Rights as Stockholder.

Except as otherwise required by law, the Participant shall not have any rights as a stockholder with respect to any shares of Common Stock covered by the Options granted hereby until such time as the shares of Common Stock issuable upon exercise of such Options have been so issued. Notwithstanding anything else contained herein to the contrary, the exercise of any portion of the Options conveyed hereby is expressly conditioned upon the Participant becoming a party to the Management Stockholders Agreement with respect to any shares of Common Stock to be acquired upon such exercise.

9.          Restrictions on Sale Upon Public Offering.

Except as otherwise provided in the Registration Rights Agreement, the Participant agrees that, in the event that the Company files a registration statement under the Act with respect to a public offering of any shares of its capital stock, the Participant will not effect any sale or distribution of any shares of the Common Stock, including but not limited to, pursuant to Rule 144 under the Act, within seven days prior to and 180 days (or such shorter period as the managing underwriter for any underwritten offering may agree) after the effective date of the registration statement relating to such registration (the “Trigger Date”), except as part of such registration or unless, in the case of a sale or distribution not involving a public offering, the transferee agrees in writing to be subject to this Section 9; provided that with respect to any shelf registration statement on Form S-3, the Trigger Date shall be the pricing of any offering made under such registration statement and the Participant agrees to execute a customary holdback agreement with the underwriters for any such public offering.

10.          Restrictive Covenants and Remedies for Breach.

(a)          Restrictive Covenants. In consideration of the receipt of the Options granted pursuant to this Agreement, the Participant agrees to be bound by the covenants set forth below:

(i)          Confidentiality. The Participant agrees that during the Participant’s employment with the Company or its Subsidiaries, and thereafter, the Participant shall not disclose confidential or proprietary information, or trade secrets, related to any business of the Company or its Subsidiaries including without limitation, and whether or not such information is specifically designated as confidential or proprietary: all business plans and marketing strategies; information concerning existing and prospective markets, suppliers, and customers; financial information; information concerning the development of new products and services; and technical and non-technical data related to software programs, design, specifications, compilations, inventions, improvements, patent applications, studies, research, methods, devices, prototypes, processes, procedures, and techniques. The Participant’s obligations under this Section 10(a)(i) are indefinite in term.

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(ii)         Return of Company Property. The Participant acknowledges that all tangible items containing any confidential or proprietary information or trade secrets, including without limitation memoranda, photographs, records, reports, manuals, drawings, blueprints, prototypes, notes, documents, drawings, specifications, software, media, and other materials, including any copies thereof (including electronically recorded copies), are the exclusive property of the Company and its Subsidiaries, and the Participant shall deliver to the Company all such material in the Participant’s possession or control upon the Company’s request and in any event upon the termination of the Participant’s employment with the Company or its Subsidiaries. The Participant shall also return any keys, equipment, identification or credit cards, or other property belonging to the Company or its Subsidiaries upon termination of the Participant’s employment or the Company’s request.

(iii)         Noncompetition. The Participant agrees that during the Participant’s employment with the Company or its Subsidiaries, and for the one-year period following the date on which the Participant’s employment with the Company or its Subsidiaries terminates for any reason, the Participant shall not directly or indirectly, own, manage, operate, control (including indirectly through a debt or equity investment), provide services to, be employed by, or be connected in any manner with, any person or entity engaged in any business that is competitive with (I) the line of business or businesses of the Company or its Subsidiaries in which the Participant was employed during the Participant’s employment (including any prospective business to be developed or acquired that was proposed at the date of termination), or (II) any other business of the Company or its Subsidiaries with respect to which the Participant had substantial exposure during such employment. For avoidance of doubt, if the Participant is a senior officer of the Company, the restriction contained herein shall relate to the Company and all of its Subsidiaries.

(iv)         Nonsolicitation. The Participant agrees that during the Participant’s employment with the Company or its Subsidiaries, and for the one-year period thereafter, the Participant shall not, directly or indirectly, on the Participant’s own behalf or on behalf of another: (I) solicit, recruit, aid, or induce any employee of the Company or its Subsidiaries to leave his or her employment with the Company or its Subsidiaries in order to accept employment with or render services to another person or entity unaffiliated with the Company or its Subsidiaries, or hire or knowingly take any action to assist or aid any other person or entity in identifying or hiring any such employee; (II) solicit, aid, or induce any customer of the Company or its Subsidiaries to purchase goods or services then sold by the Company or its Subsidiaries from another person or entity, or assist or aid any other person or entity in identifying or soliciting any such customer; or (III) otherwise interfere with the relationship of the Company or any of its Subsidiaries with any of its employees, customers, agents, representatives, or suppliers.

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(b)           Remedies.

(i)            Generally. The Company and the Participant agree that the provisions of this Section 10 do not impose an undue hardship on the Participant and are not injurious to the public; that these provisions are necessary to protect the business of the Company and its Subsidiaries; that the nature of the Participant’s responsibilities with the Company under this Agreement provide and/or will provide the Participant with access to confidential or proprietary information or trade secrets that are valuable and confidential to the Company and its Subsidiaries; that the Company would not grant Options to the Participant if the Participant did not agree to the provisions of this Section 10; that the provisions of this Section 10 are reasonable in terms of length of time and scope; and that adequate consideration supports the provisions of this Section 10. In the event that a court determines that any provision of this Section 10 is unreasonably broad or extensive, the Participant agrees that such court should narrow such provision to the extent necessary to make it reasonable and enforce the provisions as narrowed. The Company reserves all rights to seek any and all remedies and damages permitted under law, including, but not limited to, injunctive relief, equitable relief, and compensatory damages for any breach of the Participant’s obligations under this Section 10.

(ii)           Forfeiture of Options. Without limiting the generality of the remedies available to the Company pursuant to Section 10(b)(i), if the Participant, except with the prior written consent of the Company, materially breaches the restrictive covenants contained in this Section 10, the Participant shall: (I) forfeit any then-outstanding Options (whether vested or unvested); (II) forfeit any shares of Common Stock acquired on exercise of the Options and then-owned by the Participant; and (III) pay to the Company in cash any net after-tax gain the Participant realized in cash in connection with the exercise of the Options (and/or sale of Common Stock underlying the Options). These rights of forfeiture and recoupment are in addition to any other remedies the Company may have against the Participant for the Participant’s breach of the restrictive covenants contained in this Section 10.

(iii)         Cumulative Obligations. The Participant’s obligations under this Section 10 shall be cumulative (but not duplicative, nor operate to extend the length of any such obligations) of any similar obligations the Participant has under the Plan or any other agreement with the Company or any of its Subsidiaries.

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11.           Miscellaneous.

(a)           Notices. All notices, requests, demands, letters, waivers, and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered personally, (ii) mailed, certified or registered mail with postage prepaid, (iii) sent by next-day or overnight mail or delivery, or (iv) sent by fax, as follows:

(i)	If to the Company, to:

Sterling Holdco, Inc.
c/o Providence Equity Partners L.L.C.

50 Kennedy Plaza
18th Floor
Providence, Rhode Island 02903

Fax: +1 (401) 751-1790

Attention: Christopher C. Ragona

with copies to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Fax: +1 (212) 909-6836
Attention: Jonathan F. Lewis

and

SRA International, Inc.

4300 Fair Lakes Court
Fairfax, Virginia 22033
Fax: +1 (703) 803-1509
Attention: General Counsel

(ii)          If to the Participant, to the Participant’s last known home address, or to such other person or address as any party shall specify by notice in writing to the Company. All such notices, requests, demands, letters, waivers, and other communications shall be deemed to have been received (w) if by personal delivery, on the day after such delivery, (x) if by certified or registered mail, on the fifth business day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered, or (z) if by fax, on the day delivered, provided that such delivery is confirmed.

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(b)         Binding Effect; Benefits. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or assigns any legal or equitable right, remedy, or claim under or in respect of any agreement or any provision contained herein.

(c)         Waiver. Either party hereto may by written notice to the other: (i) extend the time for the performance of any of the obligations or other actions of the other under this Agreement; (ii) waive compliance with any of the conditions or covenants of the other contained in this Agreement; and (iii) waive or modify performance of any of the obligations of the other under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of either party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants, or agreements contained herein. The waiver by either party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by either party to exercise any right or privilege hereunder shall be deemed a waiver of such party’s rights or privileges hereunder or shall be deemed a waiver of such party’s rights to exercise the same at any subsequent time or times hereunder.

(d)         Applicable Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, regardless of the law that might be applied under principles of conflict of laws.

(e)         Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(f)         Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Company and the Participant have duly executed this Agreement as of the date first above written.

STERLING HOLDCO, INC.

By:
Name: William L. Ballhaus
Title: Chief Executive Officer

PARTICIPANT

«First_Name» «Last_Name»